EXHIBIT 4(a)


                            FAUQUIER BANKSHARES, INC.

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                                                    EXHIBIT 4(a)
                           FAUQUIER BANKSHARES, INC.

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                    ---------------------------------------

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

1.01. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.02. Award means an award of Options as provided for hereunder.

1.03. Bank means The Fauquier Bank, or its successors.

1.04. Board means the Board of Directors of the Company.

1.05. Code means the Internal Revenue Code of 1986, as amended.

1.06. Common Stock means the common stock of the Company.

1.07. Company means Fauquier Bankshares, Inc. and its subsidiaries, or such successors thereto.

1.08. Date of Grant means each April 1st during the term of the Plan.

1.09. Fair Market Value means the average of the five most recent trades of the Common Stock on the over-the-counter market during the period, not to exceed 30 calendar days, immediately preceding an Option's Date of Grant, or if there are insufficient trades, then the Fair Market Value shall be determined as of the Date of Grant in good faith by the Board of Directors.

1.10. Option means a stock option granted pursuant to Article IV, and that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the shares' Fair Market Value.

1.11. Participant means a member of the Board who is not an employee of the Company or the Bank on the applicable Date of Grant.

1.12. Plan means the Fauquier Bankshares, Inc. Non-Employee Director Stock Option Plan.

                                   ARTICLE II

                                    PURPOSE
                                    -------

The Plan is intended to promote a greater identity of interest between Participants and the Company's shareholders by increasing the Participants' proprietary interest in the Company through the receipt of Awards in the form of Options.

                                  ARTICLE III

                                 ADMINISTRATION
                                 --------------

The Plan shall be administered by the one or more persons who are employees of the Company and directors of the Board (the "Employee Directors"), and such additional employees as the Employee Directors shall appropriately designate, who shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. Any decision made, or action taken, by the Employee Directors in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company.

                                   ARTICLE IV

                                GRANT OF OPTIONS
                                ----------------

On each Date of Grant during the term of the Plan, each Participant automatically will receive an Option for shares of Common Stock determined in accordance with the following schedule:

                                            Number of Shares
        Date of Grant                       Subject to Option
        -------------                       -----------------

        April 1, 1995                             140
        April 1, 1996                             140
        April 1, 1997                             140
        April 1, 1998                             140
        April 1, 1999                             140

All Options shall be evidenced by Agreements which shall be subject to the applicable provisions of the Plan and to such other provisions as the Employee Directors may adopt.

                                   ARTICLE V

                            STOCK SUBJECT TO OPTIONS
                            ------------------------

Upon the exercise of any Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs) authorized but unissued Common Stock. The maximum aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Options under this Plan is 7,700, subject to adjustment as provided in Article IX. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.

                                   ARTICLE VI

                                  OPTION PRICE
                                  ------------

The price per share for Common Stock purchased on the exercise of an Option shall be the share's Fair Market Value.

                                  ARTICLE VII

                              EXERCISE OF OPTIONS
                              -------------------

7.01. Maximum Option Period. No Option shall be exercisable after the expiration of ten years from its Date of Grant.

7.02. Nontransferability. Options granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

                                  ARTICLE VIII

                         METHOD OF EXERCISE OF OPTIONS
                         -----------------------------

8.01. Exercisability of Options. Subject to the provisions of Articles VII and X, an Option becomes exercisable six months after its Date of Grant. However, an Option granted to a Participant shall be immediately exercisable if the Participant's membership on the Board terminates as a result of the Participant's retirement in accordance with Company policy, death or permanent and total disability (as such term is defined in Section 22(e)(3) of the Code). An Option shall be forfeited if, as of the termination of the Participant's membership on the Board, the Option is not then exercisable and such termination occurs for any reason other than the Participant's retirement in accordance with Company policy, death or disability (as defined above). Options that are exercisable or that become exercisable upon the Participant's termination of membership on the Board will remain exercisable until the tenth anniversary of the Option's Date of Grant. An Option may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to shares remaining subject to the option.

8.02. Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Board. In addition, all or part of the Option price may be paid by surrendering shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the shares surrendered must have a fair market value (determined as of the day before the date of exercise and based on the average of the five most recent trades of the Common Stock on the over-the-counter market during the period, not to exceed 30 calendar days, preceding such date) that is not less than such price or part thereof.

8.03. Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to his Option until the date of exercise of such Option.

                                   ARTICLE IX

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK
                     --------------------------------------

The maximum number of shares to which Awards may be granted under this Plan shall be proportionately adjusted, and the terms of outstanding Awards shall be adjusted, as the Employee Directors shall determine to be equitably required in the event that the Company (a) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (b) engages in a transaction to which Section 424 of the Code applies. Any determination made under this Article IX by the Board shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sales or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

                                   ARTICLE X

             COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES
             -----------------------------------------------------

No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), and applicable requirements of any exchange or other market having authority over the trading of the Company's shares.

                                   ARTICLE XI

                               GENERAL PROVISIONS
                               ------------------

12.01. Effect on Service. Neither the adoption of this Plan, its operation, documents describing or referring to this Plan (or any part thereof) shall confer on any Participant any right to continue service as a member of the Board.

12.02. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded and the Company shall not be required to segregate any assets that may be represented at any time by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that are created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                  ARTICLE XII

                                   AMENDMENT
                                   ---------

The Board may amend this Plan from time to time; provided that, if the Board determines that shareholder approval is required and the Plan is submitted for such approval and adopted, then no subsequent amendment may become effective until shareholder approval is obtained if the amendment (i) materially increases the aggregate number of shares of Common Stock that may be issued under the Plan, except in accordance with the provisions of Article IX, (ii) materially changes the class of individuals eligible to become Participants or (iii). materially increases the benefits that may accrue to Participants under the Plan, and provided further that the Board may not amend the Plan more than once in any six month period unless such amendment is required to comply with the Code. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

                                  ARTICLE XIII

                                  TERMINATION
                                  -----------

The Board may terminate this Plan at any time. This Plan will terminate automatically, without any action of the Board, if, on any Date of Grant, there are insufficient shares available for the grant of Awards in accordance with the terms of the Plan. The termination of this Plan shall not affect any rights of a Participant under any Option outstanding at the time of such termination.

                                  ARTICLE XIV

                                DURATION OF PLAN
                                ----------------

No Award may be granted under this Plan after ten years from the date of the first grant of an Option under the Plan. Options granted on or before such date shall remain valid in accordance with their terms.

                                   ARTICLE XV

                             EFFECTIVE DATE OF PLAN
                             ----------------------

This Plan was approved by the Board of Directors of the Company on February 16, 1995. The Effective Date of the Plan shall be April 1, 1995 and no Awards may be granted prior to the Effective Date.